Exhibit 99.1

The TJX Companies, Inc. Reports 63% Increase in First Quarter EPS

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 18, 2010--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 1, 2010. Net sales for the first quarter of Fiscal 2011 increased 15% to $5.0 billion and consolidated comparable store sales increased 9% over last year. Net income for the first quarter was $331 million, and diluted earnings per share were $.80, a 63% increase over last year’s $.49.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “I am very pleased with our first quarter results, which underscore our ability to deliver consistent profitable growth. Our 9% consolidated comparable store sales increase and 63% increase in earnings per share far exceeded our expectations for the quarter. The momentum in our business was driven by continued increases in customer traffic, reinforcing the appeal of our great values and indicating to us that consumers will remain focused on value in both weak and strong economic environments. Going forward, with our wide demographic reach, we are reinvesting in our stores and heightening our marketing campaigns to attract and retain more new customers, and we are sourcing new, exciting product in the marketplace. As always, we will run our business conservatively, with lean inventories as well as a focus on cost reduction initiatives. We have confidence in TJX sustaining strong top- and bottom-line performance as we grow as a global off-price value retailer.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions) [2,3]
	FY2011	FY2010	FY2011	FY2010
In the U.S.:
Marmaxx[4]	+10%	+1%	$3,278	$2,938
HomeGoods	+15%	-1%	$457	$392
A.J. Wright	+7%	+12%	$211	$179
Outside the U.S.:
TJX Canada	+6%	0%	$555	$424
TJX Europe	+1%	+6%	$515	$421

TJX	+9%	+2%	$5,017	$4,354

[1] Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2] Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. [3] Figures may not foot due to rounding. [4] Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s businesses in Europe and Canada into U.S. dollars for financial reporting purposes. In addition, for accounting purposes, ordinary course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a three percentage-point favorable impact on consolidated net sales in the first quarter of Fiscal 2011. The overall net impact of foreign currency exchange rates benefited first quarter Fiscal 2011 earnings per share by $.01, compared with a $.02 per share negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com. The Company encourages investors to refer to its website for details on the differences between results in U.S. dollars and local currency for the Company’s international businesses.

Margins

For the first quarter of Fiscal 2011, the Company’s consolidated pretax profit margin from continuing operations was 10.7%, up 2.9 percentage points over the prior year. The increase in pretax margin was driven by continued strong merchandise margins combined with expense leverage.

The gross profit margin for the Fiscal 2011 first quarter was 27.3%, up 2.5 percentage points above the prior year primarily due to strong merchandise margins combined with buying and occupancy expense leverage. Selling, general and administrative costs as a percent of sales were 16.4%, a 0.5 percentage point improvement over the prior year. Overall, expense ratios benefited from both cost reduction initiatives as well as the leverage benefit from the 9% same store sales increase.

Inventory

Total inventories as of May 1, 2010, were $2.6 billion compared with $2.8 billion at the end of the prior year’s first quarter. Consolidated inventories on a per-store basis, including the warehouses, at May 1, 2010, were down 12% versus being down 4% at the end of the first quarter last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was up versus last year on a per-store basis. The Company remains very comfortable with the liquidity within its inventories, which positions it very well entering the second quarter to continue to take advantage of the excellent buying opportunities in the marketplace.

Share Repurchases

During the first quarter, the Company spent a total of $234 million in repurchases of TJX stock, retiring 5.5 million shares. The Company continues to expect to repurchase $900 million to $1 billion of TJX stock in Fiscal 2011. Additionally, the Company increased its dividend 25% during the quarter, as it continues to balance growth investments in its businesses with cash distributions to its shareholders through the dividend and share repurchase programs.

Second Quarter Fiscal 2011 Outlook

For the second quarter of Fiscal 2011, the Company expects earnings per share in the range of $.67 to $.72, which represents a 10% - 18% increase over $.61 per share in the prior year. This range is based upon estimated consolidated comparable store sales growth of approximately 2% to 4%.

For the full year Fiscal 2011, the Company now expects earnings per share in the range of $3.21 to $3.32, which represents a 13% to 17% increase over $2.84 per share in the prior year. This range is based upon estimated consolidated comparable store sales growth of approximately 2% to 3%.

The Company’s earnings guidance assumes that currency exchange rates will remain at current levels.

Stores by Concept

During the first quarter ended May 1, 2010, the Company added a net of 23 stores. TJX increased square footage by 3% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	890	896	26.4	26.4
Marshalls	813	817	25.7	25.8
HomeGoods	323	325	8.0	8.1
A.J. Wright	150	152	3.8	3.9
In Canada:
Winners	211	211	6.1	6.2
HomeSense	79	79	1.9	1.9
In Europe:
T.K. Maxx	263	272	8.5	8.7
HomeSense	14	14	0.3	0.3

TJX	2,743	2,766	80.7	81.1

* Figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 896 T.J. Maxx, 817 Marshalls, 325 HomeGoods, and 152 A.J. Wright stores in the United States. In Canada, the Company operates 208 Winners, 79 HomeSense and 3 STYLESENSE stores, and in Europe, 272 T.K. Maxx and 14 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2011 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2011 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 25, 2010 or at www.tjx.com.

May Fiscal 2011 Sales Recording

Additionally, the Company expects to release its May 2010 sales results on Thursday, June 3, 2010, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s May sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, June 10, 2010.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; customer trends and preferences; market, geographic and category expansion; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; oil prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	13 Weeks Ended
	May 1, 2010	May 2, 2009

Net sales	$5,016,540	$4,354,224

Cost of sales, including buying and occupancy costs	3,648,674	3,273,346
Selling, general and administrative expenses	821,363	735,057
Interest expense, net	10,202	6,601

Income from before provision for income taxes	536,301	339,220
Provision for income taxes	204,867	130,006

Net income	$331,434	$209,214

Diluted earnings per share	$0.80	$0.49

Cash dividends declared per share	$0.15	$0.12

Weighted average common shares – diluted (in thousands)	414,400	431,920

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 1, 2010	May 2, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,833.3	$1,012.5
Short-term investments	126.1	56.7
Accounts receivable and other current assets	408.4	381.5
Current deferred income taxes, net	122.5	138.5
Merchandise inventories	2,615.1	2,817.7

Total current assets	5,105.4	4,406.9

Property and capital leases, net of depreciation	2,267.0	2,167.7
Other assets	202.2	184.7
Goodwill and tradename, net of amortization	179.9	179.6

TOTAL ASSETS	$7,754.5	$6,938.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$-	$742.2
Accounts payable	1,685.0	1,551.4
Accrued expenses and other current liabilities	1,329.6	1,034.6

Total current liabilities	3,014.6	3,328.2

Other long-term liabilities	703.4	752.0
Non-current deferred income taxes, net	222.8	148.9
Long-term debt	774.3	374.3

Shareholders’ equity	3,039.4	2,335.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,754.5	$6,938.9

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	May 1, 2010	May 2, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$331.4	$209.2
Depreciation and amortization	113.6	104.1
Deferred income tax provision	18.2	18.3
Amortization of stock compensation expense	13.3	12.4
(Increase) decrease in accounts receivable and other assets	(12.4)	31.8
(Increase) in merchandise inventories	(79.3)	(183.8)
Increase in accounts payable	175.2	267.5
(Decrease) in accrued expenses and other liabilities	(13.5)	(100.8)
Other	(19.1)	2.3

Net cash provided by operating activities	527.4	361.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(149.1)	(66.4)
Purchases of short-term investments	(29.2)	(56.7)
Sales and maturities of short-term investments	39.9	-
Other	0.2	0.1
Net cash (used in) investing activities	(138.2)	(123.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(230.2)	(32.4)
Proceeds from issuance of long-term debt	-	374.3
Proceeds from sale and issuance of common stock	88.1	10.2
Cash dividends paid	(49.1)	(45.4)
Other	15.0	(3.5)
Net cash (used in) provided by financing activities	(176.2)	303.2

Effect of exchange rate changes on cash	5.7	17.8

Net increase in cash and cash equivalents	218.7	559.0
Cash and cash equivalents at beginning of period	1,614.6	453.5

Cash and cash equivalents at end of period	$1,833.3	$1,012.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	May 1, 2010	May 2, 2009
Net sales:
U.S. segments:
Marmaxx	$3,277,864	$2,938,309
HomeGoods	457,059	391,895
A.J. Wright	211,379	179,394
International segments:
TJX Canada	554,998	424,092
TJX Europe	515,240	420,534
Total net sales	$5,016,540	$4,354,224

Segment profit:
U.S. segments:
Marmaxx	$468,480	$330,670
HomeGoods	40,593	15,573
A.J. Wright	9,786	4,413
International segments:
TJX Canada	54,359	19,727
TJX Europe	5,842	9,293
Total segment profit	579,060	379,676

General corporate expenses	32,557	33,855
Interest expense, net	10,202	6,601
Income before provision for income taxes	$536,301	$339,220

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the first quarter ended May 1, 2010, TJX repurchased 5.5 million shares of its common stock at a cost of $234 million. These repurchases were made under the $1 billion stock repurchase plan announced in September 2009. In February, 2010, the Board of Directors approved an additional $1 billion stock repurchase plan. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In April 2009, TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. The subordinated notes were reported as current installments of long-term debt as of May 2, 2009 and virtually all of these notes were converted into 15.1 million shares of TJX common stock during the second quarter of fiscal 2010. The Company used the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  In July 2009, TJX issued $400 million of 4.200% six year notes. TJX used the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and refinanced substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323